CENTRAL VIRGINIA BANKSHARES REPORTS THIRD QUARTER EARNINGS, UP 31%.

POWHATAN, VA.,  October 27, 2003 / PR Newswire /  - Central Virginia Bankshares, Inc. (NASDAQ: CVBK) reported  third quarter 2003 earnings of $ 1,020,274 an increase of $242,818 or 31 percent when compared to $ 777,456 in the third quarter of 2002. On a per share basis, basic earnings were $ 0.49 per share an increase of 29 percent versus $ 0.38 per share in the third quarter of the prior year. On a fully diluted basis, net income per share was $0.47 an improvement of 33 percent compared to $0.35 in the comparable period of the prior year.  For the third quarter, the return on average assets was 1.21 percent versus the prior year’s 1.15 percent. The return on average shareholders equity was 15.08 percent compared to 13.59 percent in last year’s third quarter. Shareholders equity, at quarter end, stood at $26.8 million, an increase of $3 million versus the third quarter of 2002. Accordingly, the book value of a share of common stock improved to $12.81 compared to $11.54 in 2002.

For the nine months year to date, net income was $ 2,790,612, an increase of 24 percent or $ 531,449 when compared to the prior year’s total of $2,259,163. Year to date, basic earnings per share were $ 1.35 versus $ 1.10, and on a fully diluted basis were $ 1.29 versus $ 1.05 per share, both representing increases of 22 percent.

The fully tax equivalent net interest income for the third quarter was $ 3.06 million, an increase of 18 percent compared to $ 2.60 million in the third quarter of 2002. The tax equivalent net interest margin was 3.92 percent for the quarter compared to 4.18 percent in third quarter 2002. For the year to date, the tax equivalent margin was 4.15 percent versus 4.14 percent in the prior year.

Non-interest income continues to grow, amounting to $ 838,629 for the quarter an increase of 16 percent over the prior year’s third quarter total of $ 724,656. Year to date, non-interest income is up over 17 percent compared to the prior year. The improvement is attributable to substantial increases in commissions from the sales of retail non-deposit investment products, and profits from secondary market mortgage loan sales activity. Loan loss provision expense for the quarter was $ 90,000 bringing the reserve to its highest level ever: 1.54 percent of net loans. The level of nonperforming assets improved by declining to $1.33 million as compared to $1.69 million in the second quarter 2003. The reserve for loan losses now represents 177 percent of quarter-end nonperforming assets, in our opinion, an appropriately prudent level.

Average earning assets during the third quarter were $ 312.2 million an increase of $ 63.3 million or 25 percent compared to $248.9 million in the corresponding quarter last year. Average loan balances were $ 151.5 million, an increase of 3.13 percent from the prior year’s third quarter average balances of $ 146.9 million. The balance of the bank’s investment securities portfolio continued to grow, averaging $ 154.2 million, an increase of 62.7percent compared with the prior year’s quarterly average of $ 94.8 million, while average overnight funds sold decreased to $ 5.5 million from the comparable quarter of last year’s average of $ 6.8 million. Deposits continued their strong growth, averaging $ 287 million for the quarter a 27.3 percent increase versus last year’s third quarter average of $ 225.5 million. Average total borrowed funds remained unchanged at $ 21.0 million, however, short term borrowings declined by $1 million, and term borrowings increased by $ 1 million to average $ 16 million versus $15 million in the third quarter 2002. Average total assets grew by $ 66.1 million or 24.5 percent from $ 270.4 million last year, to $ 336.5 million for the third quarter 2003.

Non-interest expense increased by 17.5 percent to $ 2.4 million in the third quarter 2003 versus $ 2 million last year. This increase is largely attributable to growth in salaries and benefits coupled with increases in expenses related to equipment, general office supplies and communications, as well as other miscellaneous expense. The bank’s efficiency ratio for the quarter was 60.8 percent a slight increase from 60.3 percent in the prior year.

Ralph Larry Lyons, President and CEO of Central Virginia Bankshares, Inc., commented: “The continuing strong and well balanced retail deposit growth we’ve experienced, is clear evidence we are serving our customers and markets well. These deposits have provided us the resources to invest in earning assets resulting in the significant growth and profitability of our bank over the past several years. With the prospect of a more stable interest rate environment and improvement in the general economic conditions, we expect that our loan to deposit ratio should begin to increase, and that coupled with continued growth of non-interest income and ongoing expense control, should result in a favorable earnings trend in the future.”

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge and assumptions about future events, and may address issues that involve significant risks, uncertainties, and estimates, that may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

Central Virginia Bankshares, Inc. is the parent of Central Virginia Bank, a 30 year old community bank based in Powhatan County, a suburb of Richmond. It operates seven branch offices, two each in Powhatan and the adjacent counties of Chesterfield and Cumberland, plus one branch in Henrico County.

Selected Financial Data Follows for Central Virginia Bankshares, Inc.

Central Virginia Bankshares, Inc.	Third Quarter (Unaudited)		Year to Date
	2003	2002	2003	2002

Net Income	1,020,274	777,456	2,790,612	2,259,163
Interest & Fees on Loans	2,604,883	2,813,860	7,759,123	8,239,795
Interest on Investments & Funds Sold	2,071,397	1,605,164	5,782,286	4,823,308
Interest on Deposits	1,542,901	1,704,165	4,400,279	5,174,265
Interest on Borrowings	168,272	178,911	508,967	548,411
Net Interest Income (FTE)	3,061,575	2,601,747	8,874,804	7,534,109
Non Interest Income	838,629	724,656	2,138,457	1,823,143
Loan Loss Provision	90,000	136,000	290,000	292,000
Interest Expense	1,711,173	1,883,076	4,909,246	5,722,676
Non Interest Expense	2,369,930	2,016,950	6,657,724	5,753,380
Period End Balances:
Investment Securities	161,767,851	95,936,448
Fed Funds Sold	8,102,000	9,294,000
Loans (net of Unearned Discount)	153,089,621	146,588,180
Loan Loss Reserve	2,363,693	2,098,229
Non Interest Bearing Deposits	36,714,770	31,439,880
Total Deposits	298,172,382	232,910,295
Borrowings	21,318,500	21,170,000
Assets	347,570,121	278,615,104
Period End Shareholders Equity	26,833,570	23,737,231

Average Balances:
Average Assets	336,500,166	270,378,775	309,752,303	263,189,389
Average Earning Assets	312,185,226	248,932,945	285,191,785	242,576,857
Investment Securities	154,227,937	94,806,289	132,853,367	94,231,509
Federal Funds Sold	5,473,478	6,759,739	3,751,648	4,404,092
Loans (net of Unearned Discount)	151,461,658	144,860,433	147,560,506	141,509,536
Non Interest Bearing Deposits	35,290,444	28,045,665	31,734,449	26,770,609
Total Deposits	286,989,465	225,477,122	260,778,975	218,375,270
FHLB Overnight Advances	5,000,000	6,000,000	5,000,000	5,553,191
FHLB Term Borrowings	16,000,000	15,000,000	16,000,000	15,000,000
Fed Funds Purchased & REPO	675,652	207,207	803,921	1,665,704
Average Shareholders Equity	27,066,898	22,877,274	26,395,084	21,678,884
Average Shares Outstanding - Basic	2,089,585	2,053,360	2,074,866	2,050,289
Average Shares Outstanding - Fully Diluted	2,157,639	2,197,477	2,167,496	2,146,895

Asset Quality:
Charged Off Loans	26,292	8,556	76,865	62,692
Recoveries	28,729	3,369	48,860	29,523
Period End:
Non-Accrual Loans	30,346	306,928
Loans Past Due 90 Days or More	1,067,598	1,085,662
Other Non Performing Assets	140,000	150,000
Other Real Estate	97,000	97,000
Total Non Performing Assets	1,334,944	1,639,590

Per Share Data & Ratios:
Net Income Per Share - Basic	$ 0.49	$ 0.38	$ 1.35	$ 1.10
Net Income Per Share - Fully Diluted	$ 0.47	$ 0.35	$ 1.29	$ 1.05
Period End Book Value Per Share	$ 12.81	$ 11.54
Return on Average Assets	1.21%	1.15%	1.20%	1.14%
Return on Average Equity	15.08%	13.59%	14.10%	13.89%
Efficiency Ratio	60.76%	60.26%	60.45%	61.67%
Average Loans to Average Deposits	52.78%	65.14%	56.58%	65.69%
Reserve for Loan Losses / Loans EOP	1.54%	1.43%
Net Interest Margin (FTE)	3.92%	4.18%	4.15%	4.14%

SOURCE:

Central Virginia Bankshares, Inc.

CONTACT:

Charles F. Catlett, III  - Senior Vice President and Chief Financial Officer,  (804) 403-2002